EXHIBIT 99.1

Orion Energy Systems Announces Fiscal 2014 Fourth Quarter
and Year-end Financial Results
Company to Hold Conference Call with Accompanying Slide Presentation at 5 p.m. EDT

MANITOWOC, Wis.-May 12, 2014 -- Orion Energy Systems, Inc. (NYSE MKT: OESX) ("Orion" or the "Company"), a leading designer and manufacturer of energy management systems consisting primarily of high-performance, energy-efficient lighting platforms, today announced financial results for its fiscal 2014 fourth quarter and year ended March 31, 2014.
Operating Highlights

•	Total revenue for fiscal 2014 was $88.6 million, compared to $86.1 million in fiscal 2013.

•
Total revenue for the fiscal 2014 fourth quarter declined to $12.6 million, from $22.3 million in the prior-year period, largely as a result of delayed lighting sales coupled with a decline in the number of solar projects under construction as Orion deemphasizes its non-core solar business.

•
The Company continued to expand its penetration into the LED market, as product revenue from LED lighting systems increased 156.9% year over year to $4.8 million in fiscal 2014 and 117.6% year over year to $1.3 million in the fiscal 2014 fourth quarter. The Company believes that its LED lighting systems will be a primary driver of its sales during fiscal 2015.

•
The Company continued to implement a number of cost-cutting initiatives throughout the year to increase efficiency and streamline costs, including consolidating all operations into its headquarters in Manitowoc. In the fourth quarter of fiscal 2014, the Company sold its leased corporate jet, resulting in expected savings of $1.0 million per year.

•
Orion generated $9.9 million in net cash from operations during fiscal 2014 compared to $2.3 million during fiscal 2013. The Company’s working capital at March 31, 2014, was $33.1 million compared to $34.8 million at March 31, 2013.

Management Comments
John Scribante, Chief Executive Officer of Orion, stated, “We continued to make progress during fiscal 2014 through improved operating efficiencies and better positioning our Company to take advantage of a lighting retrofit marketplace with ample opportunity for growth. We have successfully undergone a transformation of Orion’s operations with the implementation of LEAN manufacturing processes, reorganization of the Company’s salesforce while increasing the number of salespeople to better serve Orion’s customers, and completion of the acquisition and integration of Harris Manufacturing and Harris LED to expand our product offering of LED and expand our customer base, all while generating $9.9 million in cash from operations during fiscal 2014. In the fourth quarter, we experienced a slower-than-expected adoption by potential customers of our newer LED product offerings and retrofit solutions that affected our sales in the short term. We believe this is due to larger national companies delaying the decision to integrate newer technologies as the LED advantages start to overtake existing infrastructure. Our pipeline of opportunities has been growing at unprecedented levels. We remain focused on expanding the value proposition of our core lighting solutions and are not dissuaded from our long-term objectives, nor do we feel that a longer timeline diminishes the progress our team has made since my appointment 18 months ago.”

Mr. Scribante continued, “We successfully integrated Harris into our operations and in January 2014 launched the industry’s first complete suite of LED Troffer Door Retrofit (LDR) products that are completely assembled within the door frame for ease of installation. Our LDR product provides potential customers in office, retail and industrial markets with quality lighting, immediate reduction of energy costs and non-invasive quick installation. We are beginning to gain traction as our team introduces these new LED solutions to the market and are singularly focused on driving sales.”

Financial Review
Fiscal 2014 Fourth Quarter

•
Total revenue was $12.6 million for the fiscal 2014 fourth quarter, compared to $22.3 million in the prior-year quarter. The decrease in revenue was a result of delayed customer purchase decisions and lower revenues from the Company’s non-core solar operations. Product revenue from Orion’s LED products increased to $1.3 million, or 12.4% of total lighting product revenues, during fiscal 2014 fourth quarter, compared to $0.6 million, or 3.4% of total lighting product revenues, in the prior-year period.

•
Total gross margin was 10.2% for the fiscal 2014 fourth quarter, compared to 35.8% for the prior-year period, largely as a result of reduced sales volumes of manufactured lighting products and the related impact of fixed expenses within its manufacturing facility and $1.4 million of increased inventory reserves being recorded due to lower fluorescent product sales. In addition, the Company reported lower margins on its non-core solar projects, which compared to an unusually high-margin solar project in the fourth quarter of the prior year.

•
The Company reported a number of non-recurring expenses during its fiscal 2014 fourth quarter that partially contributed to a net loss for the period of $(8.8) million, or $(0.41) per diluted share, compared to net income of $0.5 million, or $0.03 per diluted share, in the prior-year period. These expenses included the previously noted $1.4 million in inventory reserves, a loss of $1.5 million from the sale of a leased corporate jet, and $0.3 million in acquisition-related expenses.

Fiscal 2014 Year-end Financial Highlights
Total revenue for the fiscal 2014 year was $88.6 million, compared to $86.1 million in fiscal 2013. For fiscal 2014, Orion’s gross margin declined due to reduced sales volumes of manufactured lighting products and the related impact of fixed manufacturing facility expenses, as well as the increased relative impact in total gross margin of its low-margin solar projects. The Company’s gross margin from its integrated lighting systems revenue for fiscal 2013 was 31.2% compared to 26.0% during fiscal 2014. For fiscal 2014, the Company reported a net loss of $(6.2) million, or $(0.30) per diluted share, compared to a net loss of $(10.4) million, or $(0.50) per diluted share, in the prior year.

Balance Sheet Review

•
Orion had approximately $17.6 million in cash and cash equivalents and $0.5 million in short-term investments as of March 31, 2014, compared to $14.4 million and $1.0 million, respectively, at March 31, 2013.

•
The Company’s working capital as of March 31, 2014, was $33.1 million, consisting of $50.3 million in current assets and $17.2 million in current liabilities, compared to $34.8 million, consisting of $53.6 million in current assets and $18.8 million in current liabilities, at March 31, 2013.

•	The Company generated $9.9 million of net cash from operations during fiscal 2014, compared to $2.3 million in fiscal 2013.

•
On July 1, 2013, the Company completed its acquisition of Harris Manufacturing, Inc. and Harris LED, LLC. The purchase price was paid through a combination of $5.0 million in cash, $3.1 million of a seller-financed three-year unsecured subordinated note and 856,997 shares of unregistered Orion common stock, representing a fair value on the date of issuance of $2.1 million. In October 2013, the Company completed an amendment to modify the Harris purchase agreement to fix the value of future earn-out consideration at $1.4 million. Pursuant to the amendment, the Company issued an aggregate of 83,943 unregistered shares of its common stock on January 1, 2014, and will pay $0.8 million in cash on January 1, 2015.

•	Total debt was $6.6 million at March 31, 2014, compared with $6.7 million at March 31, 2013, and $7.4 million as of December 31, 2013.

Outlook for Fiscal 2015
As Orion increases its focus on the lighting retrofit market, which has inherently limited visibility and unpredictability between quarters, and moves away from its non-core solar construction projects, the Company is formally adjusting its previous policy of providing quarterly revenue and earnings guidance ranges to providing annual revenue projections. Orion will also begin providing updated operating metrics and financial goals each quarter to assist shareholders and potential investors in evaluating the Company. Orion currently has the following expectations for the fiscal 2015 year ending March 31, 2015:

•
The Company expects its total revenues for fiscal 2015 to range from $80.0 million to $105.0 million, based on its projected sales growth of LED lighting solutions. Orion intends to update this range quarterly or as necessary.

•
The Company expects its sales of LED products will continue to grow as a percentage of total revenue in fiscal 2015. Orion has seen its pipeline of potential sales orders expand as its product offering has increased, with many of its potential orders exceeding $1 million.

•	Revenue from the non-core solar business is expected to be less than $1.0 million during fiscal 2015 and will not continue into future years.

•
The Company intends to expand its growth of key regional resellers, with 30 at March 31, 2014. Orion believes that expansion in this metric will serve as a leading indicator as there is a certain ramp-up time from signing to when resellers begin to produce a decent order flow.

•	The Company expects gross margins to be approximately 30% across all lighting product categories.

•
Orion has ample capacity at its manufacturing facility (currently operating at approximately 15% to 25% of its capacity) and does not foresee any significant capital expenditures within its existing Manitowoc location.

•	The Company continues to explore strategic acquisitions that can broaden its product lines and create synergies through better asset utilization and economies of scale.

Mr. Scribante concluded, “Within our industrial, office, and retail customer base, LED product costs have been declining while performance, and the related energy reduction, is improving. In line with our strategy to emphasize our LED products, we intend to redeploy a portion of the savings resulting from the eliminated aviation operating expenses and make investments this year into a corporate rebranding and a meaningful R&D initiative to highlight our LED capabilities. We expect to utilize our operating leverage, intellectual property, and talented staff to drive sales and build on the solid foundation we have created over the past year. With the majority of the Company’s cost-cutting initiatives completed, Orion has transitioned its focus to driving top-line growth and profits through new orders in fiscal 2015.”

Supplemental Information
In conjunction with this press release, Orion has posted supplemental information on its website which further discusses the financial performance of the Company for the three months and year ended March 31, 2014. The supplemental information can be found in the Investor Relations section of Orion’s website at www.oesx.com.

Conference Call
Orion will discuss these results in a conference call on Monday, May 12, 2014, at 5 p.m. ET.

The dial-in numbers are:
Domestic callers:         (877) 754-5294
International callers:         (678) 894-3013

The Company will be utilizing an accompanying slideshow presentation in conjunction with this call, which will be available on the Investor Relations section of Orion’s website at www.oesx.com.

To listen to the live webcast, go to the Investor Relations section of Orion Energy Systems’ website at http://investor.oriones.com/events.cfm for a live webcast link. To ensure a timely connection, it is recommended that users register at least 15 minutes prior to the scheduled webcast.

An audio replay of the earnings conference call will be available shortly after the call and will remain available through May 19, 2014. The replay can be accessed by dialing (855) 859-2056. The replay pass code for callers is 40382100.

About Orion Energy Systems
Orion Energy Systems Inc. (NYSE MKT:OESX) is a leading designer and manufacturer of energy management systems consisting primarily of high-performance, energy-efficient lighting platforms and intelligent wireless control systems for commercial and industrial customers - without compromising their quantity and quality of light. For more information, visit www.oesx.com.

Safe Harbor Statement

Certain matters discussed in this press release, including under our "Outlook for Fiscal 2015" section, are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may generally be identified as such because the context of such statements will include words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or words of similar import. Similarly, statements that describe the Company’s financial guidance or future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause results to differ materially from those expected, including, but not limited to, the following: (i) our development of, and participation in, new product and technology offerings or applications, including customer acceptance of our LED product lines; (ii) the rate of customer adoption of LED lighting products and the increasing duration of customer sales cycles as customers defer purchasing decisions to evaluate LED product costs and performance; (iii) deterioration of market conditions, including delays to customer capital expenditure budgets; (iv) our ability to compete and execute our growth and profitability strategy in a highly competitive market and our ability to respond successfully to market competition; (v) any material changes to our inventory obsolescence reserves; (vi) our ability to recruit and hire sales talent to increase our in-market sales; (vii) the substantial cost of our various legal proceedings and our ongoing SEC inquiry; (viii) our decreasing emphasis on obtaining new solar photovoltaic construction projects, (ix) price fluctuations, shortages or interruptions of component supplies and raw materials used to manufacture our products; (x) loss of one or more key customers or suppliers, including key contacts at such customers; (xi) our ability to effectively manage our product inventory to provide our products to customers on a timely basis; (xii) our ability to effectively manage the credit risk associated with our debt funded OTA contracts; (xiii) a reduction in the price of electricity; (xiv) the cost to comply with, and the effects of, any current and future government regulations, laws and policies; (xv) increased competition from government subsidies and utility incentive programs; (xvi) dependence on customers’ capital budgets for sales of products and services; (xvii) the availability of additional debt financing and/or equity capital; (xviii) potential warranty claims; (xix) potential acquisitions; and (xx) our expectations for the fiscal year ending March 31, 2015. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and the Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. More detailed information about factors that may affect our performance may be found in our filings with the Securities and Exchange Commission, which are available at http://www.sec.gov or at http://www.oesx.com in the Investor Relations section of the Company’s Web site.

Investor Relations Contact:
Orion Energy Systems
Scott Jensen
Chief Financial Officer
(920) 892-9340

ORION ENERGY SYSTEMS, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share amounts)

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2013	2014	2013	2014
Product revenue	$19,433	$10,870	$72,604	$71,954
Service revenue	2,848	1,714	13,482	16,669
Total revenue	22,281	12,584	86,086	88,623
Cost of product revenue	12,379	10,159	49,551	54,423
Cost of service revenue	1,931	1,147	9,805	11,220
Total cost of revenue	14,310	11,306	59,356	65,643
Gross profit	7,971	1,278	26,730	22,980
Operating expenses:
General and administrative	3,158	5,817	13,946	14,951
Acquisition and integration related expenses	—	300	—	819
Sales and marketing	3,886	3,183	17,129	13,527
Research and development	425	610	2,259	2,026
Total operating expenses	7,469	9,910	33,334	31,323
Income (loss) from operations	502	(8,632)	(6,604)	(8,343)
Other income (expense):
Interest expense	(126)	(103)	(567)	(481)
Interest income	189	108	845	567
Total other income	63	5	278	86
Income (loss) before income tax	565	(8,627)	(6,326)	(8,257)
Income tax (benefit) expense	—	212	4,073	(2,058)
Net income (loss)	$565	$(8,839)	$(10,399)	$(6,199)
Basic net income (loss) per share attributable to common shareholders	$0.03	$(0.41)	$(0.50)	$(0.30)
Weighted-average common shares outstanding	20,156,837	21,468,941	20,996,625	20,987,964
Diluted net income (loss) per share	$0.03	$(0.41)	$(0.50)	$(0.30)
Weighted-average common shares and share equivalents outstanding	20,307,555	21,468,941	20,996,625	20,987,964

The following amounts of stock-based compensation were recorded (in thousands):

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2013	2014	2013	2014
Cost of product revenue	$36	$22	$114	$70
General and administrative	116	278	578	928
Sales and marketing	94	50	451	318
Research and development	3	4	21	13
Total	$249	$354	$1,164	$1,329

ORION ENERGY SYSTEMS, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)

	March 31,	March 31,
	2013	2014
Assets
Cash and cash equivalents	$14,376	$17,568
Short-term investments	1,021	470
Accounts receivable, net	18,397	15,098
Inventories, net	15,230	11,790
Deferred contract costs	2,118	742
Prepaid expenses and other current assets	2,465	4,673
Total current assets	53,607	50,341
Property and equipment, net	27,947	23,135
Long-term inventory	11,491	10,607
Goodwill	—	4,409
Other intangible assets, net	1,709	7,551
Long-term accounts receivable	5,069	1,966
Other long-term assets	2,274	931
Total assets	$102,097	$98,940
Liabilities and Shareholders’ Equity
Accounts payable	$7,773	$8,412
Accrued expenses	5,457	4,715
Deferred revenue, current	2,946	614
Current maturities of long-term debt	2,597	3,450
Total current liabilities	18,773	17,191
Long-term debt, less current maturities	4,109	3,151
Deferred revenue	1,258	1,316
Other long-term liabilities	188	270
Total liabilities	24,328	21,928
Shareholders’ equity:
Additional paid-in capital	128,104	130,766
Treasury stock	(38,378)	(35,813)
Shareholder notes receivable	(265)	(50)
Retained deficit	(11,692)	(17,891)
Total shareholders’ equity	77,769	77,012
Total liabilities and shareholders’ equity	$102,097	$98,940

ORION ENERGY SYSTEMS, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Twelve Months Ended March 31,
	2013	2014
Operating activities
Net loss	$(10,399)	$(6,199)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation	4,322	3,798
Amortization of long-term assets	255	740
Stock-based compensation expense	1,164	1,372
Accretion of fair value of deferred and contingent purchase price consideration related to acquisition	—	11
Deferred income tax expense (benefit)	4,158	(2,123)
Loss on sale of property and equipment	69	1,733
Provision for inventory reserves	859	1,995
Provision for bad debts	757	174
Other	71	129
Changes in operating assets and liabilities:
Accounts receivable, current and long-term	2,499	8,395
Inventories, current and long-term	2,880	3,962
Deferred contract costs	75	1,376
Prepaid expenses and other assets	1,315	(1,072)
Accounts payable	(6,527)	(880)
Accrued expenses	2,221	(1,236)
Deferred revenue	(1,458)	(2,274)
Net cash provided by operating activities	2,261	9,901
Investing activities
Cash paid for acquisition, net of cash acquired	—	(4,992)
Purchase of property and equipment	(2,159)	(410)
Purchase of short-term investments	(5)	(4)
Sale of short-term investments	—	555
Additions to patents and licenses	(153)	(43)
Proceeds from sales of property, plant and equipment	46	80
Net cash used in investing activities	(2,271)	(4,814)
Financing activities
Payment of long-term debt	(3,169)	(3,229)
Proceeds from long-term debt	380	—
Proceeds from repayment of shareholder notes	38	215
Repurchase of common stock into treasury	(6,007)	—
Excess tax benefits from stock-based compensation	70	13
Deferred financing costs	—	(19)
Proceeds from issuance of common stock	63	1,125
Net cash used in financing activities	(8,625)	(1,895)
Net (decrease) increase in cash and cash equivalents	(8,635)	3,192
Cash and cash equivalents at beginning of period	23,011	14,376
Cash and cash equivalents at end of period	$14,376	$17,568